Filed Pursuant to Rule 433

Registration Statement No. 333-171038

January 4, 2012

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$1,500,000,000
Security type	Senior Unsecured Bonds
Coupon	5.00%
Interest Payment dates	July 13 and January 13
Maturity date	January 13, 2037
CUSIP	718286 BW6
Public Offering Price	100%
Proceeds before expenses	US$1,499,250,000
Settlement date	January 13, 2012
Reference benchmark	3.125% UST due November 2041
Benchmark yield	3.038%
Re-offer spread over benchmark	196.2 bps
Re-offer yield	5.00%
Denominations	US$200k/1k
Day count	30/360
Joint Global Coordinators	Deutsche Bank Securities Inc. and Standard Chartered Bank
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Standard Chartered Bank and UBS AG, Hong Kong Branch

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-877-858-5407 or Credit Suisse toll-free at 1-800-221-1037 or Deutsche Bank toll-free at 1-800-5030-4611 or Goldman toll-free at 1-866-471-2526 or HSBC toll-free at 1-866-811-8049 or J.P. Morgan toll-free at 1-866-846-2874 or SCB toll-free at 1-800-778-2777 or UBS AG toll-free at 1-877-827-6444 ext 561-3884.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312512001534/d271135d424b3.htm